EXHIBIT 99.1

Bloomios Completes $23.5 Million Acquisition of Leading Gummy Manufacturer

Transaction Expected to Double Production Capacity and Supports Entry of Direct-to-Consumer Market

SANTA BARBARA, Calif., Oct. 27, 2022 /PRNewswire/ -- Bloomios, Inc. (the "Company") (OTCQB: BLMS), a leading white-label and private-label manufacturer and wholesaler of hemp-derived nutraceutical, cosmetics and pet products, has acquired Infusionz, a wholly-owned subsidiary of Upexi (NASDAQ: UPXI).

Through this transaction, Upexi and Bloomios have forged a long-term partnership. Moving forward, Bloomios will manufacture products retained by Upexi and Upexi has provided significant financing to enable this transaction.

The acquisition includes Infusionz's portfolio of CBD gummy brands and customers, along with its associated order flow, product formulations, manufacturing operations, equipment and sales team.

The total purchase consideration of approximately $23.5 million consisted of cash consideration of $5.5 million and $18 million of non-cash consideration. The non-cash consideration consisted of the issuance by Bloomios to Upexi of a $4.5 million senior secured convertible debenture, a $5 million secured subordinated promissory note, and shares of a newly created Series D Convertible Preferred Stock with a value of $8.5 million.

The added operations are expected to more than double Bloomios's current production capacity across key production lines while reducing redundant costs across both the acquired and existing operations. The acquisition will contribute in excess of $22 million in annualized gross revenue.

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"This acquisition is highly accretive and we believe that it will position Bloomios to uplist to Nasdaq," said Barrett Evans, president and chief strategy officer of Bloomios. "Further, it will allow the Company to acquire additional complementary manufacturing operations and brands."

The new manufacturing operations, large existing customer base, and professional sales team will rapidly expand Bloomios's gummy manufacturing footprint. Additionally, the Company believes the Infusionz brand will launch the Company's expansion into the direct-to-consumer market and other new distribution channels."

"This acquisition enables us to better address unmet demand and significantly improve our operational capabilities," stated Michael Hill, CEO of Bloomios. "In addition to the new brands and expanded manufacturing capacity, it brings with it a substantial amount of new order flow, positive cash flow, valuable customer relationships, and a highly-capable sales team to drive further growth."

"We believe this acquisition extends our ability to rapidly create and launch products into today's booming market for natural, plant-based nutraceutical products," added Hill. "It should allow Bloomios to tap into the high margin direct-to-consumer market for the first time."

The acquisition was funded in part through a senior secured convertible debenture offering with an aggregate principal amount of approximately $13,893,059 (including a 15% original issue discount) led by institutional investors. The total new investment received in connection with the senior secured convertible debenture offering was $6.25 million with the balance of the principal amount consisting of issuances to Upexi and the refinancing of previous loans.

The North American market for CBD products is expected to grow at a 33% CAGR to reach $61.3 billion by 2027. The market for alternative cannabinoids is also expanding rapidly at a 20% CAGR and is expected to hit $26.2 billion by 2028.

Bloomios products also target the global CBD skincare market that is anticipated to grow at 24.8% CAGR to $3.4 billion by 2026. This growth is being driven in part by consumers looking for CBD-infused products with natural active ingredients over other chemical-based cosmetics.

As consumers continue to shift toward natural alternatives for improving quality of life, the complementary and alternative medicine market is projected to grow at 22% CAGR to $405 billion by 2028.

To address this opportunity, the Company recently announced it has been engaged by several CBD, nootropic and nutraceuticals brands to develop and produce a new range of private-label consumer health and wellness products. These products will be formulated with natural supplements, including ashwagandha, melatonin, kratom, lion's mane, valerian root, reishi mushroom, which promote focus, sleep and relaxation, as well as address pain and inflammation. Several of these products are already in the late stages of development and product testing.

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Bloomios would like to thank the teams at Revere Securities and Spartan Capital for all of their efforts in completing the transaction.

Additional details regarding the acquisition and related financing will be found in the Company's Form 8-K to be filed with the Securities and Exchange Commission at www.sec.gov.

About Bloomios

Bloomios, Inc. manufactures, markets and distributes U.S. hemp-derived supplements and nutraceutical products through wholesale distribution channels and its wholly owned subsidiary, Bloomios Private Label. The company provides custom formulation, brand development, manufacturing and order fulfillment to a wide variety of customers, including small and major brands, chain stores, vape shops and distributors. It offers private-label and white-label customers a wide selection of more than 80 customizable hemp products across seven categories. Bloomios is headquartered in Santa Barbara, California, with manufacturing and distribution in Daytona Beach, Florida. To learn more, visit bloomios.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the sales of the company's identity protection software products into various channels and market sectors, the issuance of the Company's pending patent applications, COVID-19, and the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the company.

Company Contact:

Doug Rohrer

Chief Business Officer

Bloomios, Inc.

Tel (805) 222.6467

drohrer@bloomios.com

Customer Inquiries

Investor Relations Contact:

Ronald Both

CMA Investor Relations

Tel (949) 432-7566

Email contact

Media Contact:

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

SOURCE Bloomios, Inc.

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